Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Big Ridge, Inc. 401(k) Profit Sharing Plan & Trust of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation, Peabody Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peabody Energy Corporation, included and/or incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 4, 2006